AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

URANERZ ENERGY CORPORATION

         The undersigned, being the President of Uranerz Energy Corporation, a Nevada corporation (the “Corporation”), does hereby certify that these Amended and Restated Articles of Incorporation (hereinafter referred to as the “Amended and Restated Articles of Incorporation”) correctly set forth the Articles of Incorporation.

ARTICLE I. NAME

         The name of this corporation is Uranerz Energy Corporation.

     ARTICLE II
Registered Office and Registered Agent

         The address of the Corporation's registered office is 2215-B Renaissance Drive, Las Vegas 89119. The name of the registered agent at this address is CSC Services of Nevada, Inc.

ARTICLE III
Capital

         3.1.         Authorized Capital Stock. The authorized capital stock of the Corporation consists of One Thousand (1,000) shares of common stock having a par value of one cent ($0.01) per share.

         ARTICLE IV
Governing Board

         The members of the governing board of the Corporation are designated as Directors. The number of directors, whether a fixed number of directors or a variable number of directors with a fixed minimum and maximum, and the manner in which the number of directors may increased or decreased, shall be as provided in the bylaws of the Corporation. Elections of Directors need not be by written ballot except and to the extent required by the bylaws of the Corporation. The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

ARTICLE V
Amendment or Repeal

         The Corporation reserves the right to amend, alter, change or repeal any provisions of these Articles of Incorporation in the manner now or hereafter prescribed by statutes and all rights conferred by these Articles are granted subject to this reservation.

         The undersigned President and Chief Executive Officer of this Corporation certifies that the foregoing text correctly sets forth the text of the Articles of Incorporation of this Corporation as amended and restated to the date of this Certificate.

Dated: , ________________2015	_______________________________________
Stephen P. Antony, President and
Chief Executive Officer